Exhibit 23.2

FAX (713) 651-0849
1100 LOUISIANA	SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value for the years ended December 31, 2005, 2004 and 2003 in Mariner Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, and to the incorporation by reference thereof into Mariner Energy, Inc.’s previously filed Registration Statements (Nos. 333-132152 and 333-132800) on Form S-8 and Mariner Energy, Inc.’s previously filed Registration Statement (No. 333-124858) on Form S-1.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
March 30, 2006

1200, 530 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258